Exhibit 99.1

Contact: Jennifer Rosa         (216) 429-5037

For release Tuesday, May 1, 2012

TFS Financial Corporation Announces Fiscal Quarter Ended March 31, 2012 Financial Results

(Cleveland, OH – May 1, 2012) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced results for the three and six month periods ended March 31, 2012.

The Company reported net income of $1.0 million for the three months ended March 31, 2012, compared to net income of $2.2 million for the three months ended March 31, 2011. This change is mainly attributable to an increase in the provision for loan losses, partially offset by an increase in net interest income. Net income of $9.5 million was reported for the six months ended March 31, 2012, compared to a net loss of $5.1 million for the six months ended March 31, 2011. The increase in net income for the six months is largely the result of an increase in net interest income and a decrease in the provision for loan losses.

Supported by consistent loan growth, net interest income increased $4.9 million, or 8%, to $65.8 million for the three months ended March 31, 2012 from $60.9 million for the three months ended March 31, 2011. Net interest income increased $9.4 million, or 8%, to $130.0 million in the current six-month period from $120.6 million for the six months ended March 31, 2011. Low interest rates have decreased the yield on interest-earning assets, and to an even greater extent, the rate paid on deposits and borrowed funds, and as a result, the interest rate spread has improved. The interest rate spread increased 19 basis points in the current quarter to 2.15% compared to 1.96% in the same quarter last year. The interest rate spread for the six months ended March 31, 2012 was 2.11% compared to 1.88% in the six month period last year. The net interest margin increased 13 basis points in the current quarter to 2.42% compared to 2.29% in the same quarter last year. The net interest margin for the six months ended March 31, 2012 was 2.41% compared to 2.25% in the six month period last year.

The Company recorded a provision for loan losses of $27.0 million for the three months ended March 31, 2012 compared to $22.5 million for the three months ended March 31, 2011. The Company reported $22.6 million of net loan charge-offs for the three months ended March 31, 2012 compared to $20.0 million for the three months ended March 31, 2011. Of the $22.6 million of net charge-offs for the three months ended March 31, 2012, $9.3 million occurred in the equity loans and lines of credit portfolio, $7.4 million occurred in the residential, non-Home Today portfolio and $5.8 million occurred in the Home Today portfolio. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $230.6 million at March 31, 2012 and $264.0 million at September 30, 2011. While the overall credit quality in our loan portfolio appears to be stabilizing, an increased level of charge-offs in the current quarter, which was due to lower property valuations in the foreclosure and short sale process, led to the increase in the provision. The Company reported $97.7 million of net loan charge-offs for the six months ended March 31, 2012. This included the impact of charging off during the December, 2011 quarter, the Specific Valuation Allowance (SVA), which was $55.5 million at September 30, 2011. This charge-off was required by regulatory directive. The SVA charge-off was a major reason for the decrease in the reported balances of delinquent and nonperforming loans as of March 31, 2012. Net charge-offs were $39.5 million for the six months ended March 31, 2011. The allowance for loan losses was $101.3 million, or 1.01% of total loans receivable, at March 31, 2012, compared to $157.0 million, or 1.58% of total loans receivable, at September 30, 2011.

“While our delinquencies continue to decrease, the ongoing instability in the housing market still affects our loan loss provision,” said Chairman and CEO Marc A. Stefanski. “We are pleased by our increased margin and our efforts to attract new deposit and refinance customers during the last quarter and continue to focus on our growth.”

Non-accrual loans decreased $54.8 million to $180.5 million, or 1.81% of total loans, at March 31, 2012 from $235.3 million, or 2.37% of total loans, at September 30, 2011. The decrease would have been $69.4 million, but based on regulatory guidance issued in the current quarter, $14.5 million of performing equity lines of credit that are subordinate to senior liens that are delinquent greater than 180 days, are now being reported as non-accrual loans. The $54.8 million decrease in non-accrual loans for the six months ended March 31, 2012, consisted of a $26.0 million decrease in the residential, non-Home Today portfolio; a $23.2 million decrease in the residential, Home Today portfolio; a $2.6 million decrease in the equity loans and lines of credit portfolio; and a $3.0 million decrease in construction loans.

Total loan delinquencies decreased $94.8 million to $190.3 million, or 1.90% of total loans receivable, at March 31, 2012 from $285.1 million, or 2.86% of total loans receivable, at September 30, 2011.

Total troubled debt restructurings decreased $9.7 million for the six months ended March 31, 2012 from $166.2 million at September 30, 2011. Of the $156.5 million of troubled debt restructurings recorded at March 31, 2012, $83.0 million was in the Home Today portfolio and $70.0 million was in the residential, non-Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $35.6 million at March 31, 2012 and $45.1 million, at September 30, 2011.

Total assets increased by $393.8 million, or 4%, to $11.29 billion at March 31, 2012 from $10.89 billion at September 30, 2011. This change was the result of increases in our cash and cash equivalents, mortgage loans held for sale and in our loan portfolio.

Cash and cash equivalents increased $47.6 million, or 16%, to $342.4 million at March 31, 2012 from $294.8 million at September 30, 2011, and investment securities decreased $19.4 million, or 5%, to $389.0 million at March 31, 2012 from $408.4 million at September 30, 2011. The net increase can be attributed to maintaining liquidity on the balance sheet.

The combination of Loans held for investment, net and Mortgage loans held for sale increased $366.6 million, or 4%, to $10.12 billion at March 31, 2012 from $9.75 billion at September 30, 2011. Residential mortgage loans increased $499.0 million during the six months ended March 31, 2012, while the equity loans and lines of credit portfolio decreased by $175.0 million. A total of $773.1 million of adjustable rate mortgages (mainly five year loans) were originated during the six months ended March 31, 2012, representing approximately 58% of all residential mortgage originations, compared to $802.7 million for the six month period last year. Under a marketing effort to offset future interest rate risk exposure, adjustable rate mortgages originated under the Smart Rate ARM program since July, 2010 have an outstanding principal balance of $2.09 billion as of March 31, 2012. The total principal balance of adjustable rate first mortgage loans was $2.45 billion, or 31% of all first mortgage residential loans, at March 31, 2012, compared to $1.83 billion, or 25%, at September 30, 2011. To further manage our future interest rate risk, at March 31, 2012, we reclassified a pool of $245.9 million of high credit quality, fixed-rate, first mortgage loans from “loans held for investment” to “loans held for sale”, and engaged an investment banking representative to offer those loans for sale as non-agency, whole loans in the secondary market.

Deposits increased $107.3 million, or 1%, to $8.82 billion at March 31, 2012 from $8.72 billion at September 30, 2011. The increase in deposits was the result of a $91.2 million increase in our high-yield savings accounts combined with a $40.7 million increase in our high-yield checking accounts, partially offset by a $24.6 million decrease in our certificates of deposit for the six month period ended March 31, 2012.

Borrowed funds increased $279.2 million, or 200%, to $419.1 million at March 31, 2012 from $139.9 million at September 30, 2011. This increase reflects additional, lower cost, short term FHLB borrowings.

Accrued expenses and other liabilities decreased $15.1 million, or 28%, to $38.1 million at March 31, 2012 from $53.2 million at September 30, 2011. This change primarily reflects the $17.8 million decrease in the pension plan accrual mainly as a result of a plan amendment to freeze future pension benefit accruals as of December 31, 2011.

Total shareholder’s equity increased $25.9 million, or 1%, to $1.80 billion at March 31, 2012 from $1.77 billion at September 30, 2011. Activity reflects $9.5 million of net income in the current fiscal year to date combined with adjustments related to our stock compensation plan and ESOP and a $10.7 million reduction in accumulated other comprehensive loss that resulted primarily from the pension accrual adjustment.

At March 31, 2012, the Association was “well capitalized” for regulatory capital purposes, as its tier 1 risk based capital ratio was 21.33% and its total risk-based capital was 22.58%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.

The Company will host a conference call to discuss its operating results for the quarter ended March 31, 2012 at 10:00 a.m. (ET) on May 3, 2012. The toll-free dial-in number is 800-895-0231, Conference ID TFSLQ212. A telephone replay will be available beginning at 2:00 p.m. (ET) on May 3, 2012 by dialing 800-723-6062. The conference call will be simultaneously webcast on the Company’s website www.thirdfederal.com under the Investor Relations link under the “About Us” tab, and will be archived for 30 days after the event, beginning May 4, 2012. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company’s website.

Forward Looking Statements

This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•

legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;
•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which will impact us;

•

the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Federal government to manage federal debt limits.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	March 31, 2012	September 30, 2011
ASSETS

Cash and due from banks	$43,739	$35,532
Other interest-earning cash equivalents	298,676	259,314

Cash and cash equivalents	342,415	294,846

Investment securities:
Available for sale (amortized cost $14,380 and $15,760, respectively)	14,487	15,899
Held to maturity (fair value $377,500 and $398,725, respectively)	374,517	392,527

	389,004	408,426

Mortgage loans held for sale, at lower of cost or market	245,921	0

Loans held for investment, net:
Mortgage loans	9,985,914	9,920,907
Other loans	5,141	6,868
Deferred loan fees, net	(18,122)	(19,854)
Allowance for loan losses	(101,296)	(156,978)

Loans, net	9,871,637	9,750,943

Mortgage loan servicing assets, net	23,879	28,919
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	18,452	19,155
Premises, equipment, and software, net	60,197	59,487
Accrued interest receivable	34,918	35,854
Bank owned life insurance contracts	174,013	170,845
Other assets	90,712	88,853

TOTAL ASSETS	$11,286,768	$10,892,948

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$8,823,176	$8,715,910
Borrowed funds	419,094	139,856
Borrowers’ advances for insurance and taxes	55,722	58,235
Principal, interest, and related escrow owed on loans serviced	150,870	151,859
Accrued expenses and other liabilities	38,103	53,164

Total liabilities	9,486,965	9,119,024

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	0	0
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,915,893 outstanding at March 31, 2012 and September 30, 2011	3,323	3,323
Paid-in capital	1,689,810	1,686,216
Treasury stock, at cost; 23,402,857 shares at March 31, 2012 and September 30, 2011	(282,090)	(282,090)
Unallocated ESOP shares	(76,917)	(79,084)
Retained earnings—substantially restricted	471,317	461,836
Accumulated other comprehensive loss	(5,640)	(16,277)

Total shareholders’ equity	1,799,803	1,773,924

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,286,768	$10,892,948

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2012	2011	2012	2011
INTEREST INCOME:
Loans, including fees	$102,696	$102,394	$205,903	$205,594
Investment securities available for sale	33	44	70	155
Investment securities held to maturity	1,538	2,793	3,272	6,130
Other interest and dividend earning assets	551	502	1,108	1,295

Total interest and dividend income	104,818	105,733	210,353	213,174

INTEREST EXPENSE:
Deposits	38,390	44,386	79,096	91,664
Borrowed funds	643	446	1,217	923

Total interest expense	39,033	44,832	80,313	92,587

NET INTEREST INCOME	65,785	60,901	130,040	120,587

PROVISION FOR LOAN LOSSES	27,000	22,500	42,000	57,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	38,785	38,401	88,040	63,587

NON-INTEREST INCOME
Fees and service charges, net of amortization	3,284	4,418	6,097	7,322
Increase in and death benefits from bank owned life insurance contracts	1,610	1,579	3,222	3,219
Other	1,517	2,270	2,801	4,545

Total non-interest income	6,411	8,267	12,120	15,086

NON-INTEREST EXPENSE
Salaries and employee benefits	21,049	19,815	41,434	37,300
Marketing services	2,377	2,103	4,754	4,204
Office property, equipment and software	5,073	4,887	10,071	9,997
Federal insurance premium and assesments	3,512	5,847	7,389	11,832
State franchise tax	1,716	1,428	2,705	2,367
Real estate owned expense, net	1,672	1,987	4,007	3,912
Appraisal and other loan review expense	1,163	1,576	2,153	3,902
Other operating expenses	6,758	6,332	13,286	13,405

Total non-interest expense	43,320	43,975	85,799	86,919

INCOME (LOSS) BEFORE INCOME TAXES	1,876	2,693	14,361	(8,246)

INCOME TAX EXPENSE (BENEFIT)	854	469	4,880	(3,122)

NET INCOME (LOSS)	$1,022	$2,224	$9,481	$(5,124)

Earnings (loss) per share - basic and diluted	0.00	$0.01	$0.03	$(0.02)

Weighted average shares outstanding
Basic	301,153,080	300,215,753	301,098,610	300,177,749
Diluted	301,706,570	300,957,564	301,547,664	300,177,749

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance	Interest Income/ Expense		Yield/ Cost(a)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	269,830	146		0.22%	146,428	99		0.27%
Investment securities	10,361	9		0.35%	10,610	10		0.38%
Mortgage-backed securities	359,179	1,563		1.74%	520,396	2,827		2.17%
Loans	10,200,004	102,696		4.03%	9,923,863	102,394		4.13%
Federal Home Loan Bank stock	35,620	404		4.54%	35,620	403		4.53%

Total interest-earning assets	10,874,994	104,818		3.86%	10,636,917	105,733		3.98%

Noninterest-earning assets	295,604				265,512

Total assets	$11,170,598				$10,902,429

Interest-bearing liabilities:
NOW accounts	$980,248	700		0.29%	$973,296	908		0.37%
Savings accounts	1,762,811	1,933		0.44%	1,614,246	2,522		0.62%
Certificates of deposit	5,932,175	35,757		2.41%	6,158,854	40,956		2.66%
Borrowed funds	441,034	643		0.58%	109,616	446		1.63%

Total interest-bearing liabilities	9,116,268	39,033		1.71%	8,856,012	44,832		2.02%

Noninterest-bearing liabilities	253,231				296,773

Total liabilities	9,369,499				9,152,785
Shareholders’ equity	1,801,099				1,749,644

Total liabilities and shareholders’ equity	$11,170,598				$10,902,429

Net interest income		$65,785				$60,901

Interest rate spread (b)				2.15%				1.96%

Net interest-earning assets (c)	$1,758,726				$1,780,905

Net interest margin (d)		2.42	%(a)			2.29	%(a)

Average interest-earning assets to average interest-bearing liabilities	119.29%				120.11%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2012				Six Months Ended March 31, 2011
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance	Interest Income/ Expense		Yield/ Cost(a)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	280,495	345		0.25%	345,030	532		0.31%
Investment securities	10,455	19		0.36%	13,032	82		1.26%
Mortgage-backed securities	366,222	3,323		1.81%	565,870	6,203		2.19%
Loans	10,102,086	205,903		4.08%	9,771,994	205,594		4.21%
Federal Home Loan Bank stock	35,620	763		4.28%	35,620	763		4.28%

Total interest-earning assets	10,794,878	210,353		3.90%	10,731,546	213,174		3.97%

Noninterest-earning assets	272,617				272,385

Total assets	$11,067,495				$11,003,931

Interest-bearing liabilities:
NOW accounts	$975,559	1,407		0.29%	$973,359	1,836		0.38%
Savings accounts	1,738,801	4,088		0.47%	1,601,630	5,059		0.63%
Certificates of deposit	5,961,051	73,601		2.47%	6,206,117	84,769		2.73%
Borrowed funds	300,454	1,217		0.81%	89,101	923		2.07%

Total interest-bearing liabilities	8,975,865	80,313		1.79%	8,870,207	92,587		2.09%

Noninterest-bearing liabilities	298,480				382,896

Total liabilities	9,274,345				9,253,103
Shareholders’ equity	1,793,150				1,750,828

Total liabilities and shareholders’ equity	$11,067,495				$11,003,931

Net interest income		$130,040				$120,587

Interest rate spread (b)				2.11%				1.88%

Net interest-earning assets (c)	$1,819,013				$1,861,339

Net interest margin (d)		2.41	%(a)			2.25	%(a)

Average interest-earning assets to average interest-bearing liabilities	120.27%				120.98%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.